Exhibit 2.1

 AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEUTRON ENTERPRISES, INC.

AND NEUTRON ACQUISITION CORP.

AND MARK BROOKSHIRE

AND

STOCK-TRAK, INC.

November 29, 2006

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of November 29, 2006 by and among Neutron Enterprises, Inc., a Nevada corporation (the “Parent”), Neutron Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Transitory Subsidiary” or “Buyer”), Stock-Trak, Inc., a Georgia corporation (the “Company”), and Mr. Mark Brookshire, (the “Seller”).

This Agreement contemplates a reorganization and merger of the Company with and into the Transitory Subsidiary within the meaning of Section 368(a) of the Code. In such merger (the “Merger”), the Seller will receive cash and common stock of the Parent in exchange for his capital stock of the Company.

The Boards of Directors and the shareholders of Buyer and the Company have adopted and approved this Agreement and the Merger and the transactions contemplated hereby and thereby.

Unless defined elsewhere herein, capitalized terms shall have the meanings set forth in Article III hereof.

Now, therefore, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

ARTICLE I THE MERGER

1.1     The Merger. Upon and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Transitory Subsidiary at the Effective Time. From and after the Effective Time, the separate corporate existence of the Company shall cease and the Transitory Subsidiary shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law and Section 14-2-1106 of the Georgia Business Corporations Act.

1.2     Merger Consideration. In consideration of the Seller and the Company agreeing to the Merger, the Parent shall pay to the Seller the amount of Two Million Dollars ($2,000,000), less an amount equal to the aggregate of the Option Payments, the Transaction Expenses and the Payoff Amount (the Option Payments, Transaction Expenses and Payoff Amount are collectively referred to as, the “Directed Closing Payments”), in cash and the Parent Shares, payable as set forth below and as may be adjusted by the Adjusted Amount.

In the event that the total assets of the Company (including any receivables owed by Parent to the Company) less the total liabilities of the Company (including any deferred revenue and excluding any liabilities for the Directed Closing Payments, as of the Effective Time, as determined in accordance with GAAP applied on a consistent basis with the Company’s past practices, as reasonably and in good faith agreed to by the Parties or, failing such agreement, as determined by arbitration pursuant to the provisions of Section 6.2 hereof, is less than or more than $150,000, the Purchase Price shall be reduced or increased, as applicable, by an amount (the “Adjustment Amount”) equal to the amount of such deficit (the “Deficit”) or overage (the “Overage”), as the case may be. Prior to the Closing, the Parties, acting reasonably and in good faith, shall attempt to agree upon the Adjustment Amount (the “Estimated Adjustment Amount”). Once the Adjustment Amount is determined, the Cash Consideration shall be reduced or increased, as applicable, and the appropriate adjustment shall be paid by the Seller to the Parent or by the Parent to the Seller, as the case may be, within 10 days from the determination of the amount thereof. In determining the Adjustment Amount, liabilities for the Directed Closing Payments shall not be included in the liabilities of the Company.

1.3     Payments at Closing. At Closing:

(a)     Parent shall, or shall cause Buyer to, pay Seller, as the sole shareholder of the Company, an amount equal to Two Million Dollars ($2,000,000.00), less the Estimated Adjustment Amount (in the case of a Deficit) or plus the Estimated Adjustment Amount (in the case of an Overage), and less the Directed Closing Payments, (the “Cash Consideration”) by wire transfer of immediately available funds at the Closing;

(b)     Parent shall issue to Seller, as the sole shareholder of the Company, the Parent Shares. The said shares shall be “restricted securities”, as that term is defined under the Securities Act and the rules thereunder; and

(c)     Parent shall, or shall cause Buyer to, pay, on behalf of the Company, an aggregate amount equal to the Option Payments to the Option Holders specified on Schedule I to be delivered by the Company on or before the Closing Date in the amounts set forth therein, by wire transfer of immediately available funds at the Closing, less the tax withholdings as permitted by Section 1.8.

(d) Pay, on behalf of the Company, to one of more accounts designated in writing by the Company, an aggregate amount equal to the Payoff Amount.

(e)     Parent shall, or shall cause the Buyer to, pay, on behalf of the Company, to one of more accounts designated in writing by the Company, an aggregate amount equal to the Transaction Expenses known at such time.

1.4     The Closing. The Closing shall take place at the offices of the Buyer’s attorneys commencing at 10:00 a.m. local time on the Closing Date.

1.5     Actions at the Closing. At the Closing:

(a) the Company and/or the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;

(b) the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.2;

(c) the Seller shall deliver to the Buyer the certificate(s) representing his Company Shares, duly endorsed for transfer;

(d)     the Parent or Buyer shall make the cash payments contemplated by Section 1.3 to the respective parties set forth therein, and Parent or its transfer agent shall deliver the Parent Shares to and in the name of the Seller;

(e) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia.

1.6     Additional Action. The Transitory Subsidiary may, at any time after the Closing, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.7 Conversion of Shares.

(a)     At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the shares of the Company’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Cash Consideration and the Parent Shares set forth in Section 1.3 hereof;

(b)     Each share of the Company’s capital stock held in the Company’s treasury immediately prior to the Effective Time and each share of the Company’s capital stock owned beneficially by the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefore;

(c)     Each share of common stock, $.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as the capital stock of the Surviving Corporation;

1.8     Options and Warrants. The Company shall take all requisite action so that, prior to the Closing, all Options shall be cancelled and all Company Stock Plans shall terminate at the Effective Time. Parent or the Surviving Corporation shall be entitled to deduct and withhold from the Option Payments payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (a) the Code or (b) any applicable state, local or foreign tax laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

1.9     No Further Rights. From and after the Effective Time, no Company Shares other than those held by the Transitory Subsidiary shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.10     Release of Claims By the Seller. Effective as of the Closing Date, and except for any obligations or liabilities arising out of this Agreement, the Merger or the transactions contemplated hereby and thereby, the Seller, and his heirs, assigns, agent, legal representatives and all persons acting by, through or under them, hereby release the Company and each of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners and all persons acting by, through or under each of them, from any and all claims, obligations, causes of action, actions, suits, contracts, controversies, agreements, promises, damages, demands, costs, attorneys’ fees and liabilities of any nature whatsoever from the beginning of time up to and including the Closing Date, in law or at equity, whether known now or on the Closing Date or unknown, anticipated or unanticipated, suspected or claimed, fixed or contingent, liquidated or unliquidated, arising out of, in connection with or relating to any matter, cause or thing whatsoever.

1.11 Certificate of Incorporation and By-laws.

(a)      The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted;

(b)      The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.12     Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company’s capital stock shall thereafter be made.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER

To induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to and covenants with the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be materially true and correct as of the Closing as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article II, unless it is reasonably apparent that such disclosure relates to another section or subsection of this Agreement. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Seller, as well as any other knowledge which the Seller would have possessed had he made reasonable inquiry of appropriate employees of the Company, with respect to the matter in question.

2.1     Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 Common Shares, of which, as of the date of this Agreement, 9,000,000 shares are issued and outstanding;

(b)     Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute Restricted Stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws, if applicable;

(c) Except as set forth in Section 2.2 of the Disclosure Schedule, there are not now and have never been any Company Stock Plans;

(d)     Except as set forth in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company;

(e)     Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), or voting of the capital stock of the Company;

(f)     The Seller is the record and beneficial owners of 9,000,000 shares of Company Common Stock, and will be at Closing, the record and beneficial owner of 9,000,000 shares of Company Common Stock, which will represent at the Closing 100% of the Company’s outstanding capital stock, free and clear of all claims, liens, hypothecs, prior claims, options, agreements, restrictions and encumbrances whatsoever.

2.3     Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at meetings duly called and held, by the unanimous vote of all directors (i) determined that the transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Act, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and approval with a recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of generally applicability relating to or affecting creditors’ rights and to general equity principles.

2.4     Non-contravention. Other than as set forth on Schedule 2.4, neither the execution and delivery by the Seller or the Company of this Agreement, nor the consummation by the Seller or the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Seller or the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller or the Company is a party or by which the Seller or the Company is bound or to which any of the Company’s assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or the Company or any of their properties or assets.

2.5     Subsidiaries. The Company does not have, and has never had, any Subsidiaries.

2.6     Financial Statements.      The Company has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, and the accounting policies of the Company applied on a consistent basis throughout the periods covered thereby, fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements are subject to normal recurring year-end adjustments (which will not be material). The Company shall continue to provide the Buyer through the Closing Date interim financial statements prepared in accordance with GAAP, subject to normal recurring year-end adjustments or adjustments in connection with the audit (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet), applied on a consistent basis, and will fairly reflect in all material respects the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods then ended, and will be true and complete and are consistent with the books and records of the Company.

2.7 Absence of Certain Changes.

(a)     Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development, which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4;

(b)     Since the Most Recent Balance Sheet Date, there has not been any: (i) change in the Company’s authorized or issued capital stock, retirement, or other acquisition by the Company of any shares of any such capital stock; (ii) a declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (iii) amendment to the Articles of Incorporation or Bylaws of the Company; (iv) increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance, or similar agreement with any director, officer, employee; (v) adoption of, or increase in the payments to or benefits under, any profit sharing, stock option, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (vi) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company; (vii) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000.00; (viii) material change in the accounting methods used by the Company; or (ix) agreement, whether oral or written, by the Company to do any of the foregoing.

2.8     Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether accrued, absolute, contingent or otherwise, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business.

2.9 Tax Matters.

(a)     The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. The Company has made adequate and timely installments of Taxes required to be made;

(b)     The Company has delivered to the Buyer complete and accurate copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the last six tax years. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or that there are taxes due to such jurisdiction. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency;

(c)     Except as may be accrued for on the Most Recent Balance Sheet or as an accrued liability in determining the Adjustment Amount, there are no contingent Tax liabilities for unpaid Taxes due and payable prior to the Closing Date or, to the knowledge of the Seller, any grounds that could prompt an assessment or reassessment of the Company in the filing of earlier or current Tax Returns, nor has the Company received any written notice from any Tax authorities that an assessment or reassessment of Tax is proposed;

(d)     Except for the filings specified in Section 2.9(d) of the Disclosure Schedule, the Company has not been and is not currently required to file any Tax Returns or other reports, elections, designations or filings with any Tax authority located in any jurisdiction outside the United States of America;

(e)     The Company has at all time conducted its business activities on an arm’s length basis on fair and reasonable terms when entering into transactions with any shareholder other individual or entity related to the Company within the meaning of Sections 318, 482 and 958 of the Code;

(f)     As of Closing, there will not be any agreement, plan or arrangement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts;

(g) The Company's cost basis, as defined in Section 1012 of the Code, in respect of its assets is accurately reflected on the Company's Tax records;

(h) The paid-up capital for Tax purposes for each share of the Company’s capital stock is no less than its stated par value for purposes of the Georgia Business Corporations Code;

(i)     The Company has made an election to be treated as a Subchapter S Corporation pursuant to section 1361(a) of the Code. The foregoing election has been in effect since the date of incorporation of the Company.

2.10 Assets.

(a)     At the Closing, the Company will be the sole, true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. At the Closing, the Company will own or lease all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted (without reference to Parent’s business plans for the Company). Each material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used;

(b)     Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company whose book value exceeds $5,000.00;

(c)     Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

2.11     Owned Real Property. The Company does not own and has never owned any Owned Real Property.

2.12     Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)     such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of generally applicability relating to or affecting creditors’ rights and to general equity principles;

(c)     neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g)     the Company is not aware, without independent investigation, of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13 Intellectual Property.

(a)     Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company, (ii) each of the Deliverables of the Company and (iii) all other material Intellectual Property used in the conduct of the Company’s business as presently conducted and as presently proposed to be conducted (without reference to Parent’s business plans for the Company);

(b)     At the Closing, the Company will own or will have the right to use all Intellectual Property necessary (i) to use, market and license the Deliverables and (ii) to operate the Internal Systems. Each item of Company Intellectual Property will be owned or available for use by the Buyer and the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(b) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property;

(c)     None of the Intellectual Property as used by the Company, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such interference, infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property;

(d)     Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights;

(e)     Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses (“Off-the-Shelf Software”));

(f)     All of the copyrightable materials incorporated in or bundled with the Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company, and the current employees of the Company have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company;

(g)     To the knowledge of the Company, the Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentations and the specifications therefore, to the extent that they exist;

(h)     Except as set forth on Section 2.13(h) of the Disclosure Schedule, at the time of the Closing, (A) the Company will own all right, title and interest in, or will have a valid and binding license to use, the Intellectual Property, and, to the extent required in connection with the way in which the Company has conducted its business, to make, have made, use, sell, import and export, distribute, publicly perform, publicly display, reproduce and prepare derivative works or otherwise exploit the Intellectual Property as currently utilized in its business operations; (B) the rights of the Company to the Intellectual Property will be free and clear of all Security Interests; (C) all registrations with and applications to governmental or regulatory bodies in respect of the Intellectual Property are valid and in full force and effect, and the Company has taken all action required to maintain their validity and effectiveness; (D) with respect to the Company’s licensed Intellectual Property, other than Off-the-Shelf Software, there are no restrictions on the direct or indirect (i) transfer of any license, or any interest therein, held by the Company or (ii) changes of control of the Company; (E) the Company has taken reasonable measures to protect the secrecy, confidentiality and value of its trade secrets; (F) the Company will deliver to the Buyer any existing documentation with respect to any design, computer program or other know-how or trade secret included in the Intellectual Property, which documentation, to the best of the Company’s knowledge, is accurate in all material respects, and (F) the Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to the Intellectual Property;

(i)     Except as identified on Section 2.13(i) of the Disclosure Schedule, no approval or consent of any person is needed so that the interest of the Company in the Intellectual Property shall continue to be in full force and effect following the transactions contemplated by this Agreement, and the Company is not subject to any restriction, agreement, instrument, order, judgment or decree which would be violated or breached by the consummation of the transactions contemplated by this Agreement;

(j)     Except for the fees identified in Section 2.13(j) of the Disclosure Schedule for the agreements identified therein, no licensing fees, royalties or payments are due or payable by the Company in connection with the Intellectual Property, other than maintenance fees, if any;

(k)     Other than as identified in Section 2.13(k) of the Disclosure Schedule, the Company has kept secret and has not disclosed the source code for its Software to any person or entity other than certain employees or independent contractors of the Company who are subject to the terms of a binding confidentiality agreement with respect thereto. The Company has taken reasonable measures to protect the confidentiality and proprietary nature of its Software, including without limitation, the use of the confidentiality agreements with all of its employees or independent contractors having access to its Software source and object code;

(l)     No employee of the Company is in default under, and the consummation of the transactions contemplated by this Agreement will not result in a default of, any term of any employment contract, agreement or arrangement relating to the Software or any non-competition arrangement, or any other agreement or any restrictive covenant relating to the Software or its development or exploitation. Other than as identified in Section 2.13(l) of the Disclosure Schedule the Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software, nor has the Company granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not;

(m)     All Intellectual Property owned by the Company and for which confidentiality is appropriate has been maintained in confidence in accordance with protection procedures believed by the Company to be adequate for protection customarily used in the industry to protect rights of like importance. All current and former employees who have authored, co-authored or otherwise contributed to or participated in any material way in the conception and development of Intellectual Property which is used in and material to the Company’s business (“IP Participant”) have executed and delivered to the Company a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of his rights in such IP to the Company and has agreed to keep such IP confidential and not to use such IP for any purpose unrelated to his work for the Company. No former or current IP Participant has filed, asserted in writing or, to the knowledge of the Company (or management employees of the Company with direct responsibility for Intellectual Property matters), threatened any claim against the Company in connection with his involvement in Intellectual Property which is used in the Company’s business. To the knowledge of the Company (or management employees of the Company with direct responsibility for Intellectual Property matters), no IP Participant has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company, which patents or applications have not been assigned to the Company;

(n)     With respect to privacy and security agreements and other privacy contractual commitments (the “Commitments”), (A) the Company is in full compliance with all applicable Commitments; (B) the transactions contemplated by this Agreement will not violate any Commitments; (C) the Company has not received inquiries from any other federal or state governmental agencies regarding Commitments; (D) the Company has not received any written (including email) complaints regarding Commitments, or compliance with Commitments; (E) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted, and (F) the Company has not experienced the cancellation, termination or revocation of any privacy or security certification issued by any Commitments;

2.14 Accredited Investor; Investment Intent; Access to Information; Restrictions on Transfer.

(a)      Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. The Parent Shares are being acquired for the Seller’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same and Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of the Parent Shares. Seller acknowledges that it has had access to and has reviewed all documents and records relating to the Parent, including, but not limited to, the Parent SEC Reports, that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Parent Shares; that it has had the opportunity to ask representatives of the Parent certain questions and request certain additional information regarding the finances, operations, business and prospects of the Parent and has had any and all such questions and requests answered to its satisfaction; and that it understands the risks and other considerations relating to an investment;

(b)      Seller understands that the Parent Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act and have not been registered under the Securities Act or registered or qualified under any state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom in the opinion of counsel to Parent;

2.15 Contracts.

(a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments having a remaining term longer than twelve months or a monthly rental amount in excess of $5,000.00;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, or (B) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) in effect as of the Closing under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality or non-competition, including, without limitation, those listed in Schedule 2.15(a)(vi) of the Disclosure Schedule, which shall include, without limitation, the Employee Covenant Agreements;

(vii) any employment or consulting agreement, including any severance, notice, change of control or similar agreement;

(viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party; and

(xi) any other agreement (or group of related agreements) either involving more than $5,000.00 or not entered into in the Ordinary Course of Business.

(b)     The Company has delivered to the Buyer a complete and accurate copy of each material agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement; (A) subject to in the case of sub-clause (i) and (ii), bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of generally applicability relating to or affecting creditors’ rights and to general equity principles and (B) except as would not reasonably be expected to have a Company Material Adverse Effect in the aggregate.

2.16     Accounts Receivable. Except as listed in Section 2.16 of the Disclosure Schedule, all accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are all current and collectible (within 90 days after the date on which it is due and payable), net of the applicable reserve for bad debts as they were reflected on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Except as listed in Section 2.16 of the Disclosure Schedule, the Company has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

2.17     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

2.18     Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, errors and omissions and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policies. Such policies will cease to be in force and effect following the Closing.

2.19     Litigation. Except as set forth on Section 2.19 of the Disclosure Schedule, as of the date of this Agreement there is no Legal Proceeding which is pending or has been threatened in writing against the Company which (a) seeks either damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

2.20     Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.20 of the Disclosure Schedule; and (ii) manufacturers’ warranties for which the Company does not have any liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.21     Employees. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Section 2.21 of the Disclosure Schedule contains the names of all of the employees of the Company who are parties to a non-competition or non-solicitation agreement with the Company. Each current employee of the Company has entered into an Employee Confidentiality Agreement in the form attached to Section 2.21 of the Disclosure Schedule. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States of America. As of the date hereof, to the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

(a)     The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, slowdown, lockout, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(b)     The Company has complied and is in compliance in all material respects with all applicable laws relating to employment and labor matters, including any provision thereof relating to wages, hours of work, vacation pay, overtime pay, occupational health and safety and conditions of employment.

(c)     The Company is not subject to any claim for wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment discrimination or termination of employment of any of its employees or former employees or relating to any failure to hire a candidate for employment.

(d) There is no order pursuant to any law requiring the taking of any action or the refraining from taking any action in respect of any employee or former employee of the Company.

(e)     There are no outstanding loans made by the Company to any employee or former employee of the Company (for greater certainly, travel advances or advances against commission of less than $1000.00 are not considered as a loan for the purposes of this paragraph).

(f) To the Seller’s actual knowledge (without inquiry), no employee of the Company has any plans to terminate his or her employment with the Company.

2.22     Employee Benefit. Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed with a Governmental Entity and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, if applicable for such plan, have been delivered to the Buyer.

(a)     Each Company Plan has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company and each Company Plan are in compliance in all material respects with all provisions of applicable law. All filings and reports as to each Company Plan required to have been submitted to any Governmental Entity have been duly submitted. No Company Plan has assets that include securities issued by the Company or any Affiliate.

(b)     There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(c)     All the Company Plans that are intended to be registered have received determination letters from the applicable taxing authorities to the effect that such Company Plans are registered, the plans and the trusts related thereto are exempt from income taxes under applicablelaws, no such determination letter has been revoked and revocation has not been threatened, no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred that would adversely affect its qualification or materially increase its cost.

(d)     There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including, but not limited to, retiree health coverage and deferred compensation. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(e)     No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any Affiliate or Company Plan to (i) any material fine, penalty, tax or liability of any kind imposed under any law, or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(f)     Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(g)     Section 2.22(g) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits, notices of termination, change of control awards or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)     Section2.22(h) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

(i)     No Company Plan provides for a payment to an employee as a result of a change in control of the Company or the transfer of his employment from his current employer to the Company or an Affiliate thereof.

2.23     Legal Compliance. The Company is currently conducting, and has at all times since January 1, 2005 conducted, its businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.24     Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that, and each school or university whose students, accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period; and (b) each supplier that is the sole supplier of any significant product or service to the Company. Except as set forth on Section 2.24 of the Disclosure Schedule, no such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.25     Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.26     Certain Business Relationships With Affiliates. No Affiliate, stockholder or employee of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof.

2.27     Brokers’ Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28     Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

2.29     Disclosure. No representation or warranty by the Company or the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and the Seller have disclosed to the Parent and Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

2.30     Seller Contingencies. Except as disclosed in Section 2.30 of the Disclosure Schedule, there are no actions, suits, claims or proceedings pending, or to the knowledge of the Seller threatened against, by or affecting the Seller which could materially and adversely affect the right or ability of the Seller, to consummate the transactions contemplated hereby. To the knowledge of the Seller, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Seller.

2.31     Agreements and Transactions with Related Parties. Except as disclosed in Section 2.31 of the Disclosure Schedule, and except as disclosed in the Company Financial Statements, the Company is not a party to any contract, agreement, lease or transaction with, or any other commitment to, (a)  the Seller, (b) any person related by blood, adoption or marriage to the Seller, (c) any director or officer of the Company, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least five percent (5.0%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or (e) any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to as a “Related Party” and, collectively, as the “Related Parties”).

2.32     Business Practices. Except as disclosed in Section 2.32 of the Disclosure Schedule, the Company has not at any time, directly or indirectly, made any contributions or payment, or provided any compensation or benefit of any kind, to any municipal, county, state, federal or foreign governmental officer or official, or any other person charged with similar public or quasi-public duties, or any candidate for political office. The Company’s books, accounts and records (including, without limitation, customer files, product packaging and invoices) accurately describe and reflect, in all material respects, the nature and amount of the Company’s products, purchases, sales and other transactions. Without limiting the generality of the foregoing, the Company has not engaged, directly or indirectly, in: (a) the practice known as “double-invoicing;” or (b) the incorrect or misleading labeling, marketing or sale of refurbished goods as new goods or the sale of rebuilt goods as original manufactured equipment.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE TRANSITORY SUBSIDIARY

Each of the Parent and the Transitory Subsidiary represents and warrants to the Company and the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1     Organization, Qualification and Corporate Power. Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.

3.2 Capitalization.

(a)     The authorized capital stock of the Parent consists of 200,000,000 shares of Parent Common Stock, of which 47,034,167 shares are issued and outstanding, and 10,000,000 preferred shares, none of which are issued or outstanding. The rights and privileges of each class of the Parent’s capital stock are set forth in Parent’s Certificate of Incorporation.

(b)     Except as set forth in Section 3.2(b) of the Parent’s Disclosure Schedule or below, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Parent or Transitory Subsidiary is authorized or outstanding, (ii) neither Parent nor Transitory Subsidiary has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of either Parent or Transitory Subsidiary (iii) neither Parent nor Transitory Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent or Transitory Subsidiary.

(c)     All of the shares of Parent to be issued to the Seller pursuant to the provisions of this Agreement will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s Certificate of Incorporation or By-laws or any agreement to which the Parent is a party or is otherwise bound.

3.3     Authorization of Transaction. Each of the Parent and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent and the Transitory Subsidiary of this Agreement and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Parent and the Transitory Subsidiary and constitutes a valid and binding obligation of the Parent and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4     Non-contravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable securities laws and the Exchange Act, neither the execution and delivery by the Parent or the Transitory Subsidiary of this Agreement, nor the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Parent or the Transitory Subsidiary, (b) require on the part of the Parent or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of their properties or assets.

3.5     Reports and Financial Statements. The Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Parent Reports. The Parent Reports constitute all of the documents required to be filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31, 2005 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein.

3.6     Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

3.7     [INTENTIONALLY DELETED].

3.8     Incorporation by Reference of Representations and Warranties in Subscription Agreements. The representations and warranties of the Parent contained in paragraphs 3.1 (h) through (j), and 3.1 (l) through (u) (save and except that the fee identified in paragraph 3.1(q) is not applicable to the transactions contemplated hereby), of the Subscription Agreement filed as Exhibit 10.1 with the Form 8-K dated November 1, 2006 filed by the Parent with the SEC are true and correct , and are hereby incorporated by reference and deemed to be contained in this Agreement as if made by Parent to Seller as of the date hereof.

3.9     Compliance. Except as disclosed in the SEC Reports, the Company is not and the conduct of Parent’s business as presently conducted and as proposed to be conducted will not result in any in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent), and Parent has not received notice of a claim that it is in default under or that it is in violation of (a) any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (b) any order of any court, arbitrator or governmental body; or (c) any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business; except in the case of clauses (a), (b) and (c) as would not have or reasonably be expected to result in a Buyer Material Adverse Effect.

3.10     Disclosure. No representation or warranty by the Parent or Buyer contained in this Agreement, and no statement contained in the Parent Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Parent or Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Parent and Buyer have disclosed to Seller all material information relating to the business of Parent and the transactions contemplated by this Agreement.

ARTICLE IV COVENANTS

4.1     Closing Efforts and Further Assurances. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the transactions contemplated hereby are satisfied. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Company Common Stock and to consummate the transactions contemplated by this Agreement.

     4.2     Governmental and Third-Party Notices and Consents. Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Company and the Seller shall use their Reasonable Best Efforts to obtain, at their expense, all such waivers, consents, assignments or approvals from third parties, and to give all such notices to third parties, under all agreements, licenses and other documents, as are required to be listed in the Disclosure Schedule.

4.3     Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, except in accordance with the terms of this Agreement, as set forth in Section 4.3 of the Disclosure Schedule or with the written consent of the Buyer, which will not be unreasonably withheld or delayed:

(a)     issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities, or amend any of the terms of any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company;

(b)     split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)     create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)     enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(a)) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)     acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business, acquisitions, purchases and subleases from Affiliates of assets used by the Company;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its Articles of Incorporation or, By-laws or other organizational documents;

(i)     change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j)     enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule, except in the Ordinary Course of Business;

(k) make or commit to make any capital expenditure in excess of $5,000.00 per item or $10,000.00 in the aggregate;

(l) institute or settle any Legal Proceeding;

(m)     take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Article V not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

4.4 Access to Information.

(a)     The Company and the Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, tax and accounting records (including the work papers of the Company's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company;

(b)     Within 15 days after the end of each month ending prior to the Closing, beginning with November 30, 2006, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company;

4.5 Notice of Breaches.

(a)     From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule;

(b)     From the date of this Agreement until the Closing, the Parent and Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Parent Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Parent Disclosure Schedule.

4.6     Exclusivity. The Company and the Seller shall not, and the Company shall require each of its officers, directors, shareholders, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company; (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer or Parent), or (iii) engage in discussions or negotiations with any party (other than the Buyer or Parent) concerning any such transaction. The Company and the Seller shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company and/or the Seller receive any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer and Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.7     Expenses. Each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, the Seller shall be responsible for and shall reimburse Parent to the extent that the Transaction Expenses are in excess of the amount paid pursuant to Section 1.3(e) and the amount of accrued Transaction Expenses determined in the calculation of the Adjustment Amount.

4.8     Extinguishment or Transfer of Indebtedness. Prior to the Closing, the Seller shall effect whatever internal restructurings or transfers are necessary to ensure that the Company, including all of its assets and interests, as well as the stock in the Company held by the Seller, are free and clear of all liens, claims and encumbrances of any sort or type whatsoever.

4.9     Confidentiality. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process or otherwise by law. In the event this Agreement is terminated, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

4.10     Advances and Loans. At the Closing, the Seller shall repay to the Company all amounts owing by him to it.

4.11 Lock Up Agreement.

(a)     Without the prior written consent of the Parent, Seller shall not directly or indirectly, offer, offer to sell, sell, contract to sell, grant any option to purchase, lend, pledge, hypothecate or otherwise dispose or transfer (or announce any offer, offer of sale, sale, contract of sale, grant of any option to purchase, loan, pledge, hypothecation or other disposition or transfer) any of the Parent Shares any other shares of Parent Common Stock, or any other securities convertible into, or exchangeable or exercisable for, shares of Parent Common Stock or such similar securities, beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof (collectively, the “Parent Securities”) for a period of one (1) year from the Closing Date. Commencing one (1) year after the Closing Date and for a period of four (4) years thereafter, without the prior written consent of the Parent, Seller shall not during any calendar month directly or indirectly, offer, offer to sell, sell, contract to sell, grant any option to purchase, lend, pledge, hypothecate or otherwise dispose or transfer (or announce any offer, offer of sale, sale, contract of sale, grant of any option to purchase, loan, pledge, hypothecation or other disposition or transfer) any Parent Securities equal to more than 10% of the trading volume of shares of Parent Common Stock reported on the principal market or exchange, if any, on which such shares are then listed or traded for the immediately preceding calendar month.

(b)     Seller understands that the Parent will take such steps as may be necessary to enforce the provisions set forth in Section 4.11(a) hereof to restrict the sale or transfer of the Parent Securities as provided herein including, but not limited to, notifying its transfer agent to place stop transfer instructions reflecting the foregoing restrictions on the Parent's stock transfer records and placing legends on all certificates evidencing such Parent Securities describing the foregoing restrictions, and Seller hereby agrees to and authorizes any such actions and acknowledges that Parent is relying upon this lock up in taking any such actions. Upon the execution of this Agreement, Seller shall deliver all certificates evidencing all Parent Securities owned of record or beneficially by Seller to the Parent for the purpose of placing legends on all such certificates describing the foregoing restrictions.

4.12 Tax Matters.

(a)     Seller shall prepare and file or cause to be prepared and filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that must be filed after the Closing Date. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to the filing. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other Tax items for such period on Seller’s Tax Returns in a manner consistent with the Schedule K-1’s prepared by Seller for such periods.

(b)     Parent, Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a party’s request) provision of records and information reasonably relevant to such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information or explanation. Parent, Buyer and Seller agree to retain all books and records with respect to Tax matters relating to any Tax period prior to or in the year of Closing until expiration of the applicable statute of limitations, and to provide reasonable notice to the other party before destroying or discarding the same.

4.13     Assignment of Lease. On or prior to the Closing, the Company shall assign to the Seller the lease for the Chrysler automobile leased by it, and the Seller shall assume to the exoneration of the Company all of its obligations under the said lease as and from the Closing Date.

ARTICLE V CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY

5.1     Conditions to Obligations of the Parent and the Transitory Subsidiary. The obligation of each of the Parent and the Transitory Subsidiary to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by the Buyer) of the following additional conditions:

(a)     Seller Employment Agreement: The Seller shall have duly executed and delivered to Parent and Buyer the employment agreement in substantially the form attached hereto as Exhibit A (the “Seller Employment Agreement”);

(b)     Seller Intellectual Property Assignment Agreement: The Seller shall have duly executed and delivered to Parent and Buyer the intellectual property assignment agreement in substantially the form attached hereto as Exhibit B;

(c)     Conduct of the Business: From the date of this Agreement until the Closing Date: (i) the Company shall have continued to operate its business as it has in the past and shall not engage in any transactions outside the Ordinary Course of Business; and (ii) the Company shall have continued to make regularly scheduled payments on its existing debt, and shall not have incurred any additional indebtedness out of the Ordinary Course of Business in excess of the sum of Five Thousand Dollars ($5,000.00). The Company shall be entitled to establish a Simplified Employee Pension Plan in the amount of up to Ten Thousand Dollars ($10,000.00) in the aggregate, provided that the Company shall have no continuing obligations with respect thereto;

(d) Absence of Adverse Change: There shall have been no Company Material Adverse Effect since the date of this Agreement;

(e)     Government and Third-Party Approvals: The Merger shall have been approved by all government agencies from whom such approval is required and all third parties set forth on Schedule 5.1(e) of the Company Disclosure Schedule;

(f)     Valid Private Placement; Accredited Investor Status: The Buyer shall be reasonably satisfied that its issuance of the shares of common stock as part of the Purchase Price shall be a valid private placement. The Seller shall be an “accredited investor” within the meaning of Rule 501(2) promulgated under the Act;

(g)     Documents: The Company shall have reasonably cooperated with the Buyer with respect to the filing by the Buyer of all documents required to be filed by it with the SEC in connection with the Merger;

(h) Company Stock Plan: The Company Stock Plan shall have been terminated effective as of the Effective Time, and, subject to payment of the Option Payments, all Options shall be terminated;

(i)     Waivers, etc.: The Seller and the Company shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals, assignments or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Seller and the Company;

(j)     Representations and Warranties: The representations and warranties of the Seller and the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(k)     Compliance with Agreements: The Seller and the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(l)     Legal Proceedings: No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(m) Seller Certificate: The Seller shall have delivered to the Parent and the Transitory Subsidiary the Seller Certificate;

(n)     Resignations: The Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(o)     Certificates: The Buyer and Parent shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(p)     Option Holders: The Company shall have delivered to Parent signed release agreements from each of its Option Holders in substantially the form attached hereto as Exhibit C (the “Option Release Agreements”) and Seller shall have delivered Schedule I to Parent regarding the Option Payments to be made to the Option Holders; provided that if any Option Holder that does not own any vested Options has not signed an Option Release Agreement as of the Closing Date, the Company may instead terminate any unvested Options held by such Option Holder in accordance with the Company Stock Plan in lieu of delivering the Option Release Agreement applicable to such Option Holder;

(q) Opinion of Counsel: The Company shall have caused to be delivered to Parent an opinion of counsel to the Company in substantially the form attached hereto as Exhibit D; and

(r)     Financial Statements: The financial information and records of the Company, in the opinion of the Parent, shall be in a condition that they can be audited in accordance with GAAP and presented in the Parent’s filings in accordance with applicable federal securities laws, including, without limitation, Regulation S-X, no later than forty-five (45) days after the Closing.

5.2     Conditions to Obligations of the Company and the Seller. The obligation of the Company and the Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or written waiver by the Seller) of the following additional conditions:

(a)     Registration, etc.: The Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b)     Representations and Warranties: The representations and warranties of the Parent and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c)     Agreements and Covenants: Each of the Parent and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) Absence of Adverse Change: There shall have been no Buyer Material Adverse Effect since the date of Parent’s 10-Q filed with the SEC on November 20, 2006;

(e)     Legal Proceedings: No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement; or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)     Certificates: The Company shall have received such other certificates and instruments (including certificates of good standing of the Parent and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(g) Seller Employment Agreement: The Buyer shall have duly executed and delivered to the Seller the Seller Employment Agreement;

(h) Parent Certificate: Parent and Buyer shall have delivered to the Seller the Parent Certificate; and

(i)     Payoff Letter and Guaranty Release: Seller shall have obtained a payoff letter (the “Payoff Letter”) with respect to that certain Premium Credit Line for Business Agreement, dated as of May 26, 2004, by and between the Company and Bank of America, N.A. (the “Line of Credit”) and a release under that certain Guaranty issued by Seller in favor of Bank of America dated as of even date with the Line of Credit.

ARTICLE VI INDEMNIFICATION

6.1     Indemnification by the Seller. The Seller shall indemnify the Buyer, the Parent and their officers, directors and shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company or the Parent, Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)     any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company or the Seller contained in this Agreement or any other agreement or instrument furnished by the Company or the Seller to the Buyer or Parent pursuant to this Agreement;

(b)     any failure to perform any covenant or agreement of the Company or the Seller contained in this Agreement or any agreement or instrument furnished by the Seller or the Company to the Buyer pursuant to this Agreement;

(c) any failure of the Seller to have good, valid and marketable title to the issued and outstanding Company Shares issued in his name free and clear of all Security Interests; or

(d)     any claim by a stockholder, former stockholder or Option Holder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock or Options of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

(e)     The Seller shall not be obligated to reimburse the Buyer until the aggregate of the Damages suffered exceeds the sum of $20,000.00, and shall then be liable for Damages in excess of $10,000.00. In no event will the Seller be liable for Damages in excess of the Cash Consideration and Parent Shares actually received by Seller pursuant to this Agreement. To the extent that Buyer’s Damages exceed the aggregate of the Cash Consideration actually received by Seller pursuant to this Agreement and the proceeds, if any, from the sale by the Seller of all or part of the Parent Shares, Buyer shall be entitled to recover such excess Damages from Seller solely by requiring that Seller return to Parent a number of Parent Shares with a value equal to such excess Damages as calculated based on the most recent closing price of the Parent’s Common Stock as traded on the OTC Bulletin Board at the time such demand is made.

6.2 Indemnification Claims.

(a)     The Buyer shall give written notification to the Seller of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Buyer in so notifying the Seller shall relieve the Seller of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Seller may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Seller may only assume control of such defense if (A) he acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Company, Buyer or Parent in connection with such Third Party Action constitute Damages for which the Buyer or Parent shall be indemnified pursuant to this Article VI and (B)  the ad damnum is less than or equal to the amount of Damages for which the Seller is liable under this Article VI; and (ii) the Seller may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Company, Buyer or Parent. If the Seller does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer or Parent shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Company, Buyer and Parent with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer or Parent controls the defense of such Third Party Action pursuant to the terms of this Section 6.2(a) or (ii) the Seller assumes control of such defense and the Buyer reasonably concludes that the Seller and the Company, the Buyer or Parent have conflicting interests or different defenses available with respect to such Third Party Action. The Seller shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer and Parent, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer and Parent shall not be required if the Seller agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer and Parent from further liability and has no other adverse effect on the Buyer or Parent. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed;

(b) In order to seek indemnification under this Article VI, the Buyer or Parent shall deliver a Claim Notice to the Seller;

(c)     During the 30-day period following the delivery of a Response that reflects a Dispute, the Seller and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Seller and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Seller and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.2(d) shall become effective with respect to such Dispute. The provisions of this Section 6.2(c) shall not obligate the Seller, the Parent and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Seller and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in State of New York in accordance with Section 10.11;

(d)     If, as set forth in Section 6.2(c), the Buyer and the Seller agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling;

(ii) The parties shall commence the arbitration by jointly filing a written submission with the New York City office of the AAA in accordance with Commercial Rule 5 (or any successor or comparable provision);

(iii) Depositions or other discovery shall be conducted in connection with the arbitration;

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief;

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (y) modify or disregard any provision of this Agreement, including the provisions of this Section 6.2(a) or (z) address or resolve any issue not submitted by the parties;

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Buyer and the Seller.

6.3     Survival of Representations and Warranties. The representations and warranties contained in this Agreement (or deemed to be a part of this Agreement by incorporation by reference) shall (a) survive the Closing and (b) shall expire on the date 24 months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and 3.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9 and 2.22 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If Buyer of Parent delivers to the Seller, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Seller. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or Parent or any knowledge acquired (or capable of being acquired) by them, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by a party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.4 Limitations. The Seller shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE VII
NON-COMPETITION

7.1 Non-Competition. The Seller agrees that for a period of five (5) years from the Closing Date (the “Restricted Period”) he shall not:

(a)     directly or indirectly: (i) market, sell or perform services such as are offered or conducted by the Surviving Corporation, the Parent or any of their Affiliates to any Current Customer of the Surviving Corporation, the Parent or any of their Affiliates, or Prospective Customer or client of the Surviving Corporation, the Parent or any of their Affiliates; or (ii) engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, member, agent or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business; or

(b)     directly or indirectly (in any of the capacities described in subsection (a) above) solicit, recruit or induce any person retained by the Company, the Surviving Corporation, the Parent or any of their Affiliates as an employee or consultant at any time during the Restricted Period or the two (2) years preceding the commencement thereof to terminate their relationship with the Surviving Corporation, the Parent or any of their Affiliate or work or provide services to any Competing Business.

For the purpose of this Agreement the following terms shall have the following meanings: (i) “Current Customer” shall mean any person that at the time of any alleged breach of this provision is then, or during the twelve (12) months preceding such breach was, a customer or client of the Surviving Corporation, the Parent or any of their Affiliates; (ii) “Prospective Customer” shall mean any person with whom the Surviving Corporation, the Parent or any of their Affiliates during the 12 months preceding any alleged breach of this provision entered into formal negotiations for a contract and/or has indicated in any written documentation an intent to do business with the Surviving Corporation, the Parent or any of their Affiliates; (iii) the term “shareholder” shall exclude the Seller to the extent he owns less than five percent (5%) of any public company’s outstanding common stock; and (iv) “Competing Business” shall mean shall mean any business that develops, markets or distributes stock market simulation software, products, or services for educational, informational, entertainment (including contests), or portfolio tracking purposes over the Internet or otherwise.

7.2     Nothing contained in Section 7.1 hereinabove shall be interpreted so as to prevent the Seller from carrying on his functions on behalf of the Surviving Corporation during the Restricted Period in the Surviving Corporation's interest.

7.3     The Seller hereby acknowledges and understands that due to the nature of the Surviving Corporation’s and Parent’s current business which is to distribute its software, products and services via the Internet on a national and international business, the above restrictive covenants are reasonable in scope and necessary for the protection of the legitimate interests of the Surviving Corporation and the Parent and acknowledges that the said restrictive covenants are an essential condition of this Agreement without which the Parent and Surviving Corporation would have not been induced to enter same. The Seller also represents and warrants that the said restrictive covenants will not unduly prevent him from earning his livelihood. The Seller further acknowledges and understands that due to the nature of the markets served and the products and services developed and marketed by the Surviving Corporation, the Parent or any of their Affiliates which are distributed via the Internet on a national and international basis, the restrictions set forth in Section 7.1 cannot be limited to a specific geographic area within the United States.

7.4     The parties hereto agree that, due to the nature of the business of the Surviving Corporation, the Parent or any of their Affiliates described in Section 7.3, the duration and scope of the non-competition and non-solicitation provisions set forth above are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that such provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that the non-competition and non-solicitation provisions herein shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of such provisions and that of the Surviving Corporation, the Parent or any of their Affiliates shall, whether or not it is pursuing any potential remedies at law, be entitled to seek in any court of competent jurisdiction, equitable relief in the form of preliminary and permanent injunctions without posting of a bond or other security upon any actual or threatened breach of either of these competition provisions.

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b)     the Buyer and/or the Parent may terminate this Agreement by giving written notice to the Company in the event the Company or the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c)     the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or its related parties is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach; and

(d) either Parent or Seller may terminate this Agreement if the Closing has not occurred by January 31, 2007.

8.2     Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for any liability of any Party for willful breaches of this Agreement.

ARTICLE IX
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“2006 Financial Statements” shall mean the audited financial statements of the Company for the period ending December 31, 2006.

“AAA” shall mean the American Arbitration Association.

“Aggregate Exercise Price” shall mean the aggregate exercise price of each Option issued and outstanding immediately prior to the Effective Time times the number of Common Shares into which the applicable Options were exercisable immediately prior to the Effective Time.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 6.2 of this Agreement.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Parent or the Transitory Subsidiary) of Section 5.2 is satisfied in all respects.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer or the Parent. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Company, Buyer and/or the Parent.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Buyer or the Parent and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Buyer or the Parent is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the later of January 12, 2007 or such other date as is agreed to by the parties, which shall not be later than the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article ARTICLE V.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of common stock, no par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Internal Systems.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company or (ii) the ability of the Buyer to operate the business of the Company immediately after the Closing in substantially the same manner as it was operated prior to Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company.

“Company Shares” shall mean all stock in the Company in any form.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Seller as set forth in Section 6.2(d)(vi).

“Deficit” shall have the meaning set forth in Section 1.2 of this Agreement.

“Directed Closing Payments” shall have the meaning set forth in Section 1.2 of this Agreement.

“Deliverables” shall mean the Intellectual Property that the Company (i) currently markets, sells or licenses, (ii) has marketed, licensed or sold within the previous 3 years or (iii) currently plans to market, sale or license in the future.

“Dispute” shall mean the dispute resulting if the Seller in a Response disputes its liability for all or part of the Claimed Amount.

“Dollars” and “$” shall mean amounts in United States currency.

“Effective Time” shall mean the latest date and time the Certificate of Merger is accepted by the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia.

“Employee Benefit Plan” shall mean all employment, consulting, retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefits, agreement, plan, program, arrangement, policy, practice or undertaking whether written or oral, formal or informal, funded or unfounded, registered or unregistered, insured, self-insured or uninsured, that is maintained, contributed to, or required to be contributed to, for the benefit of employees, former employees, or their spouses, dependants, survivors or beneficiaries, except that the term “Employee Benefit Plan” will not include any statutory plans which an employer is required to participate in or comply with, including any government-sponsored pension, employment insurance, workers’ compensation and health insurance plans.

“Employee Confidentiality Agreements” shall mean the form of Employee Covenants Agreement provided to Parent by the Company prior to the date hereof.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, policy, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision, policy or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 1.2 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer or Parent reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Financial Statements” shall mean:

(a) the unaudited balance sheets and statements of income of the Company as of and for the fiscal year ended December 31, 2005; and

(b) the Most Recent Balance Sheet and the unaudited statements of income for the 10-month period ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency in the United States or any other country.

“Intellectual Property” shall mean all:

(c)     patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(d) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(e) copyrights and registrations and applications for registration thereof;

(f) mask works and registrations and applications for registration thereof;

(g) computer software, data and documentation;

(h)     inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(i) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(j) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of the Company that are used in its business or operations relating to the Company’s business, including computer hardware systems, servers, connections, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall have the meaning set forth in the second paragraph of this Agreement.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean October 31, 2006.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Option” shall mean each outstanding option to purchase or acquire Common Shares.

“Option Holder” shall mean the holders of Options.

“Option Payments” shall mean the aggregate amount to be paid to each Option Holder pursuant to the applicable Option Release Agreement, as shall be set forth on Schedule I.

“Ordinary Course of Business” shall mean the ordinary course of business consistent in all material respects with past custom and practice (including with respect to frequency and amount).

“Overage” shall have the meaning set forth in Section 1.2 of this Agreement.

“Owned Real Property” shall mean each item of real property owned by the Company.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in Sections 5.2(a) to 5.2(g) is satisfied in all respects.

“Parent Common Stock” shall mean the shares of common stock, $0.001 par value per share, of the Parent.

“Parent Reports” shall mean (a) the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with SEC, and (b) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2005.

“Parent Shares” shall mean 647,249 shares of Parent Common Stock.

“Parties” shall mean the collectively, Parent, the Transitory Subsidiary the Seller and the Company.

“Payoff Amount” the Payoff Amount shall be the amount set forth on the Payoff Letter necessary to pay in full all amounts owed under the Line of Credit.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 6.2(c).

“Rule 145 Affiliates” shall mean affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, hypothecation, prior claim, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens in respect of obligations not yet due and payable, (ii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Seller” shall mean Mark Brookshire.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1(a) to 5.1(q) is satisfied in all respects.

“Seller Employment Agreement” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“Software” shall mean any of the software owned by the Company.

“Subscription Agreement” means the Subscription Agreement annexed to the 8-k Form dated November 1, 2006 filed by the Parties with the SEC.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, capital ad valorem, premium, value-added, excise, real property, personal property, good and services, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, pension plan, and deductions at source, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local, state, municipal or foreign government, or any agency thereof, or other political subdivision of the United States or any other country or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Transaction Expenses” means the legal and accounting fees and disbursements, payable to the Company’s legal counsel and accountants (including those payable to Morris, Manning & Martin, LLP and Aarons Grant Habif, incurred by the Company in connection with the transactions contemplated by this Agreement the Merger and the transactions contemplated hereby and thereby, that, in each case, are unpaid as of the Closing Date or are reasonably expected to be incurred through the Effective Time.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.

ARTICLE X
MISCELLANEOUS

10.1     Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3     Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement between the Parent and the Company shall remain in effect in accordance with its terms.

10.4     Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein, their respective successors and permitted assigns and the Surviving Corporation. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Parent. Upon the Transitory Subsidiary being formed, it will agree to be bound by the terms and conditions of this Agreement.

10.5     Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6     Headings. The section headings and recitals contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company prior to the Effective Time:	Stock-Trak, Inc. 3355 Lenox Road Suite 800 Atlanta, GA 30326 Attn: Mark Brookshire, President Facsimile: 404-574-4046

With copy to:	Morris, Manning & Martin, LLP 3343 Peachtree Road, NE 1600 Atlanta Financial Center Atlanta, Georgia 30326 Facsimile: (404) 365-9532 Attention: David C. Calhoun, Esq. Scott L. Allen, Esq.

If to the Parent or the Transitory Subsidiary (or the Company following the Effective Time):	1155 René-Lévesque Boulevard West Suite 2500 Montreal, Quebec H3B 2K4

With copy to:	Spiegel Sohmer Inc. 5 Place Ville Marie Suite 1203 Montreal, Quebec H3B 2G2 Attention: Francine Wiseman

If to the Seller:	Mark Brookshire 3355 Lenox Road Suite 800 Atlanta, GA 30326 Facsimile: 404-574-4046

With copy to:	Morris, Manning & Martin, LLP 3343 Peachtree Road, NE 1600 Atlanta Financial Center Atlanta, Georgia 30326 Facsimile: (404) 365-9532 Attention: David C. Calhoun, Esq. Scott L. Allen, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8     Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties specifically disclaim the United Nations Convention on Contracts for the International Sale of Goods.

10.9     Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11     Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state, provincial, superior or federal court sitting in Montreal, Quebec, the State of Delaware, the State of New York or the State of Georgia in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitration award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party;

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(c) Any reference herein to “including” shall be interpreted as “including without limitation”;

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NEUTRON ENTERPRISES, INC.

By:	/s/ Rory Olson
Name: Rory Olson
Title: Chief Executive Officer

NEUTRON ACQUISITION CORP.

By:	/s/ Rory Olson
Name: Rory Olson
Title: Chief Executive Officer

STOCK-TRAK, INC.

By:	/s/ Mark Brookshire
Name: Mark Brookshire
Title: President and Chief
/s/ Mark Brookshire
Mark Brookshire